Exhibit 99.1

Media Contact:

Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

FOR IMMEDIATE RELEASE

Morningstar, Inc. Declares Dividend; Increases Dividend 25% to 12.5 Cents Per Share and Share Repurchase Program by $200 Million

CHICAGO, Dec. 7, 2012—The board of directors of Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today declared a dividend of 12.5 cents per share payable Dec. 28, 2012 to shareholders of record as of Dec. 17, 2012. Morningstar’s board increased the dividend to 12.5 cents per share from 10 cents. This is the company’s fifth dividend payment in 2012 because it opted to pay a dividend this month instead of in January 2013.

While subsequent dividends will be subject to board approval, the company expects to pay three dividends in 2013 according to the following schedule:

Record Date	Payable Date
April 12, 2013	April 30, 2013
July 12, 2013	July 31, 2013
Oct. 14, 2013	Oct. 31, 2013

Morningstar’s board also approved an increase to the company’s share repurchase authorization from $300 million to $500 million. Since Morningstar announced its share repurchase program in October 2010, it has repurchased more than 4.7 million shares for approximately $281 million. Of the $500 million now authorized under the program, $219 million remains for future repurchases.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe,

Australia, and Asia. The company offers an extensive line of products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 385,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 8 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its registered investment advisor subsidiaries and has approximately $195 billion in assets under advisement and management as of Sept. 30, 2012. The company has operations in 27 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; liability related to the storage of personal information about our users; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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©2012 Morningstar, Inc. All Rights Reserved.

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